UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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RESOURCE CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RESOURCE CAPITAL CORP.
712 Fifth Avenue        New York, NY  10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, June 7, 2012

To the Stockholders of RESOURCE CAPITAL CORP.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE CAPITAL CORP., a Maryland corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Thursday, June 7, 2012, at 1:00 p.m. (the “Meeting”), for the following purposes:

1.	To elect the eight directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders in 2013;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Resource Capital Corp. for the fiscal year ending December 31, 2012; and

3.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on our books at the close of business on April 16, 2012, which we refer to as the record date, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.  A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at 712 Fifth Avenue, New York, New York 10019.  The stock transfer books will not be closed.

                                                                                                                             By order of the Board of Directors,
                       Michael S. Yecies, Secretary
                       April 18, 2012

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying return envelope, which requires no postage if mailed in the United States.

If you plan to attend the Meeting, you need to bring a form of personal identification with you.  If your stock is held of record by a bank, broker or other nominee, you also need to bring an account statement indicating that you beneficially own the shares as of the record date, or a letter from the record holder indicating that you beneficially own the shares as of the record date, and, if you wish to vote at the meeting, you must first obtain from the record holder a proxy issued in your name.

RESOURCE CAPITAL CORP.
712 Fifth Avenue     New York, NY  10019

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 7, 2012

ABOUT THE MEETING

Solicitation of Proxies.  This proxy statement and the accompanying proxy are furnished to stockholders of Resource Capital Corp. in connection with the solicitation by our Board of Directors, which we refer to as the Board, of proxies for use at the 2012 annual meeting of stockholders of Resource Capital Corp. to be held on June 7, 2012, at 1:00 p.m., which we refer to as the Meeting, at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date.  In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy via the internet, telephone or by mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 18, 2012.

Who Can Vote.  Only stockholders of record at the close of business on April 16, 2012 will be entitled to notice of and to vote at the Meeting.  Each of the approximately 84,727,341 shares of our common stock issued and outstanding on that date is entitled to one vote at the Meeting.

How to Vote — Proxy Instructions.  If you are a holder of record of Resource Capital Corp. common stock, you may vote your shares over the Internet, by telephone, by using a traditional proxy card or in person at the Meeting.  Refer to the Notice of Internet Availability of Proxy Materials or your proxy or voting instruction card to see which options are available to you and how to use them.  Stockholders who hold their shares in “street name” will receive a Notice of Internet Availability of Proxy Materials from the institution that holds their shares and should follow the voting instructions given by that institution.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1); and you may further specify whether your shares should be voted for, against or abstain on the ratification of the appointment of Grant Thornton LLP (Proposal 2) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

If you do not specify how you want to vote your shares on your proxy card, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, and your shares are not designated as broker non-votes, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 below and “For” ratification of approval of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 as set forth under Proposal 2 below.  A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum.  A quorum of stockholders is necessary to hold a valid meeting.  A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy.  Broker non-votes and abstentions are counted as present at the Meeting for purposes of determining the existence of a quorum, but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter.

Required Vote.  In order to be elected as a director as described in Proposal 1 below, a nominee must receive a plurality of all of the votes cast at the Meeting at which a quorum is present.  The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee.  However, the Board does not anticipate that this will occur.

In order to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2012, as described in Proposal 2 below, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy.  The shares not voted for approval and abstentions will be counted as votes against the ratification.

Other Business.  We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement.  We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

Stockholders Sharing an Address.  Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions.  Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from: Investor Relations, 712 Fifth Avenue, New York, NY 10019; telephone number (212) 506-3870.  We will promptly deliver a copy of the requested materials.  Similarly, stockholders who have received multiple copies of the proxy materials, and share an address with another stockholder, may write the above address or call the above phone number to request delivery of a single copy of these materials.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 16, 2012, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of our present directors, (c) each of our executive officers and (d) all of our named executive officers and directors as a group.  This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Executive officers and directors:(2)	Shares owned	Percentage
Walter T. Beach (4)(5)	385,931	*
Edward E. Cohen (1)	574,120	*
Jonathan Z. Cohen (1)(3)	995,219	1.17%
William B. Hart (5)	38,335	*
Gary Ickowicz (5)	20,829	*
Steven J. Kessler (1)(3)	133,865	*
Murray S. Levin (5)	32,335	*
P. Sherrill Neff (5)	6,939	*

Jeffrey D. Blomstrom (1)(3)	136,715	*
David E. Bloom (1)(3)	262,296	*
Jeffrey F. Brotman (3)	137,829	*
David J. Bryant (1)(3)	105,460	*
All executive officers and directors as a group (12 persons)	2,829,873	3.33%

*      Less than 1%.

(1)
Includes stock options to purchase common shares granted to certain officers and directors as follows: Mr. Blomstrom – 10,000; Mr. Bloom – 100,000; Mr. Bryant – 10,000; Mr. E. Cohen – 25,000; Mr. J. Cohen – 100,000; and Mr. Kessler – 10,000.

(2)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 12th Floor, New York, New York 10019.
(3)
Includes unvested restricted stock as follows: (i) Mr. Blomstrom – 22,270 shares; Mr. Bloom – 28,238 shares; Mr. Brotman – 41,883 shares; Mr. Bryant – 6,423 shares; Mr. J. Cohen – 81,325 shares; and Mr. Kessler – 15,288 shares; all of these shares vest 33.3% per year; (ii) Mr. Brotman – 83,102 shares; Mr. J. Cohen – 138,504 shares; and Mr. Kessler – 13,850 shares; all of these shares vest in full on January 26, 2014; (iii) Mr. Blomstrom – 82,987 shares; Mr. Bloom – 27,662 shares; and Mr. Bryant – 27,662 shares; all of these shares vest in full on February 8, 2014.  Each such person has the right to receive distributions on and vote, but not to transfer, all such shares.

(4)
Includes (i) 346,459 shares purchased by Beach Asset Management, LLC, Beach Investment Counsel, Inc. and/or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal for themselves or accounts managed by them and for which Mr. Beach possesses investment and/or voting power.  The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, Pennsylvania 19428.

(5)
Includes (i) 3,919 shares of restricted stock issued to each of Messrs Beach, Hart, Levin and Neff on March 8, 2012 which vest on March 8, 2013; and (ii) 3,833 shares of restricted stock issued to Mr. Ickowicz on February 1, 2012, which vest on February 1, 2013.  Each non-employee director has the right to receive distributions on and vote, but not to transfer, such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.  Based solely on our review of the reports received by us, we believe that, during fiscal 2011, our officers, directors and greater than ten percent stockholders complied with all applicable filings requirements.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board, upon the recommendation of its Nominating and Governance Committee, has nominated Messrs. Walter T. Beach, Edward E. Cohen, Jonathan Z. Cohen, William B. Hart, Gary Ickowicz, Steven J. Kessler, Murray S. Levin and P. Sherrill Neff to serve as our directors until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.  The stockholders have the right to annually elect all eight director nominees to our Board.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Beach, E. Cohen, J. Cohen, Hart, Ickowicz, Kessler, Levin and Neff.  The Board knows of no reason why any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Nominating and Governance Committee of the Board may recommend in the place of such nominee.  The Board of Directors recommends that stockholders vote “FOR” all of the nominees.

Information is set forth below regarding the principal occupation of each Board nominee.  There are no family relationships among the nominees except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, a director and our former Chairman.

Nominees for Election

Walter T. Beach, age 45, has been a director since March 2005.  Mr. Beach has been Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997.  From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where, beginning in 1994, he was responsible for the firm’s investment decisions for its principal equity product.  Before that he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm.  Mr. Beach has served as a director of The Bancorp, Inc., a publicly-traded (NASDAQ: TBBK) bank holding company, and its subsidiary bank, The Bancorp Bank, since 1999.  Mr. Beach has also served as a director of Institutional Financial Markets, Inc. and its predecessor, Cohen & Company, a publicly-traded (AMEX: IFMI) financial services company specializing in credit related fixed income investments, since December 2009.

Edward E. Cohen, age 73, has been a director since March 2005 and was our Chairman from March 2005 to November 2009.  Mr. Cohen is Chairman of Resource America, the corporate parent of our manager, a position he has held since 1990.  He was Resource America’s Chief Executive Officer from 1988 to 2004 and its President from 2000 to 2003.  He has been the Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999 and was Chief Executive Officer from 1999 to 2009.  Atlas Pipeline GP is the general partner of Atlas Pipeline Partners, L.P., a publicly-traded (NYSE: APL) natural gas pipeline limited partnership.  He has also been the Chairman of the Board of Atlas Energy GP, LLC from its formation in 2006 through February 2011 and was Chief Executive Officer from 2006 until February 2009 and Chief Executive Officer and President since February 2011.  Atlas Energy GP is the general partner of Atlas Energy, L.P., a publicly-traded (NYSE: ATLS) energy limited partnership.  Mr. Cohen has been the Chairman of the Board and Chief Executive Officer of Atlas Resource Partners GP, LLC since February 2012.  Atlas Resource Partners GP is a wholly-owned subsidiary of Atlas Energy, L.P. and the general partner of Atlas Resource Partners, L.P., a publicly-traded (NYSE: ARP) energy limited partnership. He was also the Chairman of the Board and Chief Executive Officer of Atlas Energy, Inc., formerly known as Atlas America, Inc., from its formation in 2000 until its sale in February 2011.  He was also a director of TRM Corporation, a then publicly-traded consumer services company, from 1998 to July 2007.  He also has been Chairman of the Board of Brandywine Construction & Management, Inc., a privately-held real estate management company, since 1994.  From 1981 to 1999 he was Chairman of the Executive Committee of JeffBanks, Inc., a bank holding company acquired by Hudson United Bancorporation.  From 1969 to 1989 he was Chairman of the Executive Committee of State National Bank of Maryland (now a part of Wachovia Bank).

Jonathan Z. Cohen, age 41, has been our Chief Executive Officer, President and a director since March 2005.  Mr. Cohen has been President since 2003, Chief Executive Officer since 2004 and a director since 2002 of Resource America.  He was Chief Operating Officer of Resource America from 2002 to 2004, Executive Vice President from 2001 to 2003, and a Senior Vice President from 1999 to 2001.  He has been Vice Chairman of the Managing Board of Atlas Pipeline since its formation in 1999. He has also been Chairman of the Board of Atlas Energy GP since February 2011 and was Vice Chairman from 2006 until February 2011.  Mr. Cohen has been the Vice Chairman of the Board of Atlas Resource Partners GP since February 2012. He was also Vice Chairman of the Board of Atlas Energy, Inc. from its formation in 2000 until its sale in February 2011.  He was the Vice Chairman of RAIT Investment Trust, (now RAIT Financial Trust) a publicly-traded (NYSE: RAS) REIT, from 2003 to 2006, and Secretary, trustee and a member of RAIT’s investment committee from 1997 to 2006.

William B. Hart, age 68, has been a director since March 2005.  Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004.  He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-traded (NYSE: WLP) health insurance company, from 2000 to 2004.  Mr. Hart was Director of SIS Bancorp from 1995 to 2000.  From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of the Audit Committee and Chairman of the Board of Directors from 1996 to 1999.  He also served as President of the Foundation for the National Capital Region, Washington, DC, from 1993 to 1996 and President of The Dunfey Group, a private investment firm, from 1986 to 1998.  From 1986 to 1994 he was a director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Gary Ickowicz, age 56, has been a director since February 2007.  Mr. Ickowicz has been the Managing Partner of IR Capital LLC, a real estate company that owns and operates real estate assets in the New York Metropolitan area since 2008.  He was a Managing Principal of Lazard Freres Real Estate Investors, a manager of funds invested in debt and equity securities of North American real estate assets and enterprises from 2001 to 2011.  He was a director of Lazard Freres’s real estate investment banking unit from 1989 through 2001.  Since 2000 he has been a director of Grant Street Settlement, and since 2002 he has been a director of NCC/Neumann, both not-for-profit developers of senior housing.  From 2001 to 2011, he was a director of Commonwealth Atlantic Properties, Inc., a privately-held REIT.  From 2001 to 2006 he was a director of Kimsouth, Inc., a joint venture with Kimco Realty Corporation, a publicly-traded (NYSE: KIM) REIT.

Steven J. Kessler, age 69, has been our Chairman since November 2009 and was our Senior Vice President - Finance from September 2005 to November 2009 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005 to September 2005.  Mr. Kessler has been Executive Vice President of Resource America since 2005 and was Chief Financial Officer from 1997 to December 2009 and Senior Vice President from 1997 to 2005.  He was a Trustee of GMH Communities Trust, a then publicly-traded specialty housing REIT, from 2004 to 2008 when GCT was sold.  He was Vice President - Finance and Acquisitions at Kravco Company, a then national shopping center developer and operator, from 1994 to 1997.  From 1983 to 1993 he was employed by Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer.  Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Murray S. Levin, age 69, has been a director since March 2005.  Mr. Levin is a senior litigation partner at Pepper Hamilton LLP, a law firm with which he has been associated since 1970.  Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe.  He is a past president of the American Chapter and a member of the board of governors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association.

P. Sherrill Neff, age 60, has been a director since March 2005.  Mr. Neff is a founder of Quaker Partners, a life sciences venture and growth equity fund, and has been a Partner since 2002.  From 1994 to 2002 he was President and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a then publicly-traded life sciences company.  Mr. Neff was also a director of The Bancorp, Inc. (NASDAQ: TBBK), a publicly traded bank holding company, from its formation in 1999 until 2002, and a director of Resource America from 1998 to 2005.  Mr. Neff is on the boards of directors of six privately-held Quaker Partners portfolio companies.  He is a member of the board of directors of the National Venture Capital Association.

The board of directors has not adopted specific minimum qualifications for service on our board, but rather seeks a mixture of skills that are relevant to our business as an externally-managed REIT that focuses primarily upon investments in commercial real estate and commercial finance assets, principally loans and interests in loans.  The following presents a brief summary of the attributes of each director that led to the conclusion that he should serve as such:

Mr. Beach has extensive experience in finance and investment management and a strong financial background.

Mr. E. Cohen has lengthy experience in real estate and real estate finance (a principal business of Resource America), corporate finance (through the formation and funding of public companies such as Atlas Energy, Atlas America, Atlas Pipeline, and Resource America, and his banking experience) and operations of both public and private companies, and is affiliated with the Manager.

Mr. J. Cohen has significant real estate, real estate finance and operational experience as an officer (currently Chief Executive Officer and President) and director of Resource America, and is affiliated with the Manager.

Mr. Hart has extensive experience in finance and investment management, both as an officer and director of banks and insurance companies, as well as an officer of a private investment firm.

Mr. Ickowicz has broad real estate and real estate finance experience as a principal in the real estate operations of an international investment bank, as a director of a REIT and as a director of several real estate ventures.

Mr. Kessler has a significant financial and accounting background in real estate as the former Chief Financial Officer of Resource America and, previously, as a principal financial officer for a major operator of commercial real estate.

Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation for over forty years.

Mr. Neff has significant experience in investments, operations and finance as a principal or officer of a venture fund and a public company and, prior thereto, as an investment banker.

Non-Director Executive Officers

Jeffrey D. Blomstrom, age 43, has been our Senior Vice President since March 2005.  Mr. Blomstrom has been President and Managing Director of Resource Financial Fund Management, Inc., an asset management subsidiary of Resource America, since 2003.  Mr. Blomstrom serves as the head of collateral origination and as a member of the credit committee for Trapeza Capital, Resource America’s trust preferred securities collateral manager.  From 2001 to 2003 Mr. Blomstrom was a Managing Director at Cohen and Company.  From 2000 to 2001 he was Senior Vice President of iATMglobal.net, Inc., an ATM software development company.  Mr. Blomstrom was, from 1999 to 2000, an associate at Covington & Burling, a law firm, where he focused on mergers and acquisitions and corporate governance.

David E. Bloom, age 47, has been our Senior Vice President-Real Estate Investments since March 2005.  Mr. Bloom has been Senior Vice President of Resource America since 2001.  He has also been President of Resource Real Estate, Inc., a wholly-owned real estate subsidiary of Resource America, since 2004 and was President of Resource Capital Partners, a wholly-owned real estate subsidiary of Resource America, from 2002 to 2006.  From 2001 to 2002 he was President of Resource Properties, a former real estate subsidiary of Resource America.  Before that he was Senior Vice President at Colony Capital, LLC, an international real estate opportunity fund, from 1999 to 2001.  From 1998 to 1999 he was Director at Sonnenblick-Goldman Company, a real estate investment bank.  From 1995 to 1998 he was an attorney at the law firm of Willkie Farr & Gallagher, LLP.

Jeffrey F. Brotman, 48, has been our Executive Vice President since June 2009 and Executive Vice President of Resource America since June 2007.  He was co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006.  Mr. Brotman is also a non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School.  Mr. Brotman was Chairman of the Board of Directors of TRM Corporation (a then publicly-traded consumer services company) from September 2006 until September 2008 and was its President and Chief Executive Officer from March 2006 through June 2007.

David J. Bryant, age 54, has been our Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer since June 2006.  From 2005 to 2006 Mr. Bryant served as Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust, a publicly-traded (NYSE: PEI) REIT principally engaged in owning, managing, developing and leasing malls and strip centers in the eastern United States.  From 2000 to 2005, Mr. Bryant served as PEI’s Senior Vice President - Finance and Treasurer, and was its principal accounting officer.  From 1994 to 2000, Mr. Bryant was Vice President –Finance and Controller at PEI and its predecessor, The Rubin Organization.  Mr. Bryant is also a certified treasury professional and a non-active certified public accountant.

Other Significant Employees

The following sets forth certain information regarding other significant employees of the Manager and Resource America who provide services to us:

Christopher D. Allen, age 43, has been our Senior Vice President-Commercial Lending since March 2005.  Mr. Allen has been a Managing Director of Resource Financial Fund Management, a wholly-owned subsidiary of Resource America since 2003.  At Resource Financial Fund Management, Mr. Allen is in charge of identifying, implementing and overseeing new leveraged loan and CDO products.  He is a member of the investment committee of Apidos Capital Management, LLC, a wholly-owned asset management subsidiary of Resource America, where he serves as the Chief Operating Officer.  Before joining Resource Financial Fund Management, from 2002 to 2003 he was a Vice President at Trenwith Securities, the investment banking arm of BDO Seidman, LLP, where he was in charge of corporate finance, mergers and acquisitions and restructuring transactions.  From 1994 to 1997 he was an Associate with Citicorp Venture Capital working on leveraged buyout and recapitalization transactions.

Gretchen L. Bergstresser, age 49, has been our Senior Vice President-Bank Loans since March 2005.  Ms. Bergstresser has been the President and Senior Portfolio Manager of Apidos Capital Management, LLC since 2005.  Before joining Apidos Capital Management LLC, from 2003 to 2005 she was the Managing Director and Portfolio Manager of MJX Asset Management, a multi-billion dollar boutique asset management firm managing leveraged loans across five structured vehicles.  From 1996 to 2003 Ms. Bergstresser was CDO Portfolio Manager and Head Par Loan Trader at Eaton Vance Management, an investment management company.  From 1995 to 1996 she was a Vice President in the Diversified Finance Division of Bank of Boston.  From 1991 to 1995 she was a Vice President at ING (U.S.), Capital Markets, an investment banking firm.

Thomas C. Elliott, age 39, has been our Senior Vice President-Finance and Operations since September 2006 and, prior to that, was our Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006.  He was our Senior Vice President - Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as our Vice President - Finance from March 2005.  Mr. Elliott has been Chief Financial Officer of Resource America since December 2009 and Senior Vice President since 2005.  He was Senior Vice President - Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President – Finance from 2005 to 2006 and Vice President - Finance from 2001 to 2005.  From 1997 to 2001 Mr. Elliott was a Vice President at Fidelity Leasing, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada.  Mr. Elliott also oversaw the financial controls and budgeting departments.

Alan F. Feldman, age 48, has been our Senior Vice President-Real Estate Investments since March 2005.  Mr. Feldman has been Chief Executive Officer of Resource Real Estate since 2004 and Senior Vice President of Resource America since 2002.  Mr. Feldman was President of Resource Properties from 2002 to 2005.  From 1998 to 2002, Mr. Feldman was Vice President at Lazard Freres & Co., an investment banking firm, specializing in real estate mergers and acquisitions, asset and portfolio sales and recapitalization.  From 1992 through 1998, Mr. Feldman was Executive Vice President of PREIT-RUBIN, Inc. the management subsidiary of Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization.  Before that, from 1990 to 1992, he was a Director at Strouse, Greenberg & Co., a regional full service real estate company.

Kevin M. Finkel, age 40, has been our Vice President-Real Estate Investments since January 2006.  Mr. Finkel has also been an officer of Resource Capital Partners since 2004, having been its Vice President and Director of Acquisitions from 2004 to 2006 and President since 2006.  Mr. Finkel has also been an officer of Resource Real Estate since 2004, and is currently its Executive Vice President and Director of Acquisitions.  Mr. Finkel was an investment banking Associate at Barclays Capital, the investment banking division of Barclays Bank PLC, from 1998 to 2000.  From 1994 to 1998, Mr. Finkel was an investment banking Associate and Analyst at Deutsche Bank Securities, the investment banking division of Deutsche Bank AG.

Kyle Geoghegan, age 43, has been our Senior Vice President – Loan Originations since 2007.  Mr. Geoghegan has been a Managing Director of Resource Real Estate Funding, Inc., a real estate subsidiary of Resource America, since July 2006.  Mr. Geoghegan co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles.  Mr. Geoghegan worked at Bear Stearns from January 1998 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles.  Prior to joining Bear Stearns, Mr. Geoghegan spent four years as a real estate loan officer at PNC Bank in Philadelphia, PA, primarily originating construction and bridge loans.

David Jansky, age 41, has been President of Resource Capital Markets, Inc., a subsidiary of Resource America, since April 2008.  Mr. Jansky was head of Global ABS CDOs in the Structured Credit Products group at J.P. Morgan from 2005 to 2008.  Prior thereto, he was an Executive Director at Credit Suisse First Boston from 2002 to 2005.  Mr. Jansky was also responsible for structuring CDOs as a Vice President at Deutsche Bank from 1997 to 2000 and as an Associate at Merrill Lynch from 1996 to 1997.

Darryl Myrose, age 38, has been our Senior Vice President – Loan Originations since 2007.  Mr. Myrose has been a Managing Director of Resource Real Estate Funding since July 2006.  Mr. Myrose co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles.  Mr. Myrose worked at Bear Stearns from April 1996 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles.  Prior to joining Bear Stearns, Mr. Myrose was employed with Clarion Advisors (formerly Jones Lang Wootton Realty Advisors) where he was an asset management analyst.

Thomas C. Powers, age 47, has been our Vice President – Loan Originations since 2007.  Mr. Powers has been Senior Vice President of Resource Real Estate Funding since January 2008 and was Vice President from 2006 to 2008.  Mr. Powers is responsible for all real estate asset management including investment origination and transaction management.  Mr. Powers has over 20 years of commercial real estate, workout and risk management experience.  Prior to joining Resource Real Estate Funding, Mr. Powers was a senior member of the real estate credit risk management and workout group at Merrill Lynch.  Prior to his employment with Merrill Lynch, Mr. Powers worked in the project finance group at UBS Investment Bank.

Joan M. Sapinsley, age 60, has been our Senior Vice President – CMBS since 2007.  Ms. Sapinsley joined Resource Financial Fund Management, Inc. in February 2007 as Managing Director and manages our CMBS portfolio. Prior to joining Resource Financial Fund Management, Ms. Sapinsley was a Managing Director at Teachers Insurance and Annuity Association (“TIAA”), where she worked from 1992 through 2006 purchasing CMBS. She was responsible for all single borrower and single asset CMBS, as well as subordinate CMBS and B-notes.  She also directed TIAA’s conduit origination and securitization activities. Before TIAA, Ms. Sapinsley was a Director in the Financial Services Group of Cushman & Wakefield, a global commercial real estate company, and a real estate consultant at Laventhol & Horwath, an accounting firm.

Michael S. Yecies, age 44, has been our Chief Legal Officer and Secretary since March 2005 and our Senior Vice President since July 2007.  Mr. Yecies has been Senior Vice President of Resource America since 2005, Chief Legal Officer and Secretary since 1998 and was Vice President from 1998 to 2005.  From 1994 to 1998 he was an attorney at the law firm of Duane Morris LLP.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our common stock is listed on the NYSE under the symbol “RSO” and we are subject to the NYSE’s listing standards.  The Board has determined that each of Messrs. Beach, Hart, Ickowicz, Levin and Neff satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these directors has no material relationship with us (other than being a director and/or a stockholder).  In making its independence determinations, the Board sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE rules.

The Board held a total of 11 meetings during fiscal 2011.  Each of the directors attended at least 75% of the meetings of the Board and of the committees on which he served during fiscal 2011.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Investment Committee.  All of the members of each committee, other than the Investment Committee, are “independent” directors as that term is defined in the NYSE’s listing standards.

As set forth in our Corporate Governance Guidelines and in accordance with NYSE listing standards, the non-management directors meet in executive sessions quarterly without management.  The director who presides at these meetings is rotated each meeting.  Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, P. Sherrill Neff, at Quaker BioVentures, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Audit Committee.  The Audit Committee reviews the scope and effectiveness of audits by the internal and independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of our internal financial controls.  Members of the committee are Messrs. Neff (Chairman), Beach and Hart.  The Board has determined that each member of the committee meets the independence standards for audit committee members set forth in the NYSE listing standards and in the Securities Exchange Act of 1934, as amended, and that Messrs. Beach and Neff each qualifies as an “audit committee financial expert” as that term is defined in the NYSE and Exchange Act rules and regulations.  The committee held four meetings during fiscal 2011.  The Audit Committee charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Compensation Committee.  The principal functions of the Compensation Committee are to:

●	review the compensation payable to our directors;

●	review the compensation and fees payable to the Manager under our management agreement; and

●	administer the issuance of any stock or stock options issued to the employees of the Manager or Resource America who perform services for us.

Under our management agreement with the Manager and Resource America, the Manager assumes principal responsibility for managing our affairs and providing the personnel that we need to conduct our operations.  The Manager and Resource America are responsible for paying the compensation of all such personnel and, consequently, such personnel do not receive separate compensation from us.  However, we reimburse the Manager for all of the wages, salary and benefits established and paid by the Manager to our Chief Financial Officer, who is exclusively dedicated to our operations, 50% of the wages, salary and benefits established and paid by the Manager to our director of investor relations, who is 50% dedicated to our operations, and the proportionate share of the wages, salaries and benefits of other accounting professionals dedicated to our operations and approved by our Board.  We also reimburse Resource America for all of the wages, salary and benefits established and paid by Resource America to Steven J. Kessler, our Chairman of the Board.

The members of the committee are Messrs. Beach (Chairman), Levin and Neff.  The committee held three meetings during fiscal 2011. The Compensation Committee Charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Nominating and Governance Committee.  The Nominating and Governance Committee is appointed by the Board to:

●
assist it and us maintain an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommending to the Board the director nominees for the next annual meeting of stockholders and the directors to be appointed to the Audit, Compensation and Nominating and Governance Committees; and

●	develop and recommend for the Board’s consideration governance guidelines for us.

The committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a recommended nominee.  The committee seeks to insure that the membership of the Board and each committee satisfies all relevant NYSE listing standard requirements, applicable laws and requirements of our governance documents.  The committee seeks to achieve a mixture of skills which are all related to our business.  The nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee is dependent on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board.

The committee identifies director nominees by first evaluating the current members of the Board willing to continue in service.  Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, if the nominating and governance committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The members of the committee are Messrs. Levin (Chairman), Beach and Hart.  The committee held one meeting during fiscal 2011. Our Corporate Governance Guidelines and Nominating and Governance Committee charter are both available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who so requests it.

Stockholder Recommendations for Director Nominees.  The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources.  In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation.  The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director of ours as a result of their gender, race, religion, creed, sexual orientation or disability.  The committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals for the 2013 Annual Meeting.”  Recommendations should include the following:

●	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the stockholder that has recommended the candidate;

●	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

●	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.

The Board may also request such additional information concerning the proposed nominee as may be reasonably required to determine whether each person recommended by a stockholder meets the criteria discussed above and to enable us to make appropriate disclosures to stockholders.

Investment Committee.  The Investment Committee was established in March 2007 to review and consider all proposed investments by our company equal to or in excess of $12.5 million.  The Board as a whole reviews and considers proposed investments equal to or in excess of $30.0 million, and all credit facilities or financing with recourse to us in excess of the amount of equity invested.  The members of the committee are Messrs. J. Cohen (Chairman), Beach, Ickowicz and Kessler.  The committee held seventeen meetings during fiscal 2011.

Communication with the Board.  The Board has established a process for stockholders to send communications to it.  Stockholders may communicate with the Board, or any director or committee chairperson, by writing to such parties in care of Michael S. Yecies, Senior Vice President, Chief Legal Officer and Secretary, Resource Capital Corp., 712 Fifth Avenue, New York, NY 10019.  Communications addressed to the Board generally will be forwarded either to the appropriate committee chairperson or to all directors.  Communications may be submitted confidentially and anonymously.  Under certain circumstances, we may be required by law to disclose the information or identity of the person submitting the communication.  There were no material actions taken by the Board as a result of communications received during fiscal 2011 from stockholders.  Certain concerns communicated to the Board also may be referred to our internal auditor or our Chief Legal Officer.  The Chairman of the Board or the Chairman of the Audit Committee may direct that concerns be presented to the Audit Committee, or to the full Board, or that they otherwise receive special treatment, including retention of external counsel or other advisors.

Attendance at Annual Meetings.  We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders.  All of our Board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Board Leadership Structure and Role in Risk Oversight

We have no specific policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.  This issue is part of the succession planning process and is within the scope of the Board’s authority to decide.  Currently, Steven J. Kessler serves as Chairman of the Board and Jonathan Z. Cohen serves as Chief Executive Officer.  The Board believes that our Corporate Governance Guidelines provide it with appropriate flexibility to determine from time to time the leadership structure that best enables us to pursue our business strategies and goals.  The Board believes that its current leadership structure is appropriate in that it gives us the benefit of the significant expertise that both Messrs. Kessler and J. Cohen have in finance and real estate, as well as the working relationship they have developed in the past thirteen years.

Risk management, led by our officers and the Board, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect our ability to execute on our business strategy and fulfill our business objectives. The Board’s role is to oversee this function.  The Audit Committee enhances the Board’s oversight of risk management.  The Audit Committee’s role is also one of oversight, recognizing that management is responsible for executing our risk management policies. The Audit Committee’s responsibilities include discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees.  We will provide to any person without charge, upon request, a copy of our code of conduct.  Any such request should be directed to us as follows: Resource Capital Corp., 712 Fifth Avenue, New York, NY  10019, Attention: Secretary.  Our code of conduct is also available on our website at www.resourcecapitalcorp.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of conduct by posting such information on our website, unless otherwise required by applicable law or regulation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Beach, Levin and Neff during fiscal 2011.  None of such persons was an officer or employee of ours or any of our subsidiaries or affiliated companies during fiscal 2011 or was formerly an officer or employee of ours.  None of our executive officers was a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during fiscal year 2011.

Report of the Audit Committee

The Audit Committee has approved the following report.

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

●	reviewed and discussed our consolidated financial statements for the fiscal year ended December 31, 2011 with our management;

●
discussed with our independent registered public accounting firm, Grant Thornton LLP, or Grant Thornton, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T; and

●
received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in the 2011 Form 10-K.

P. Sherrill Neff, Chairman
Walter T. Beach
William B. Hart

2011 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only independent directors for their services as directors; however, we reimburse Resource America for all of the wages, salary and benefits established and paid by Resource America to our Chairman of the Board.  In fiscal 2011, we reimbursed Resource America $378,000 for Mr. Kessler’s compensation and related business expenses, since Resource America employs Mr. Kessler; Mr. Kessler, however, is dedicated exclusively to his service as our Chairman.  In addition, in January 2011, we awarded Mr. Kessler 13,850 shares of restricted stock with a grant date fair value of approximately $100,000.  Mr. Kessler had 8,221 shares vest in 2011 and realized $58,588 upon vesting.  Our 2011 compensation package for independent directors was comprised of cash (annual retainer) and restricted stock awards.  The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders.  Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

For 2011, the Board approved compensation for each independent director consisting of an annual cash retainer of $52,500 and an annual stock award valued at $22,500 on the date of grant on the anniversary of the date each of them became a director.  The following table sets forth director compensation for each of our independent directors and the Chairman of our Board of Directors for 2011:

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Walter T. Beach	52,500	22,499	74,999
William B. Hart	52,500	22,499	74,999
Murray S. Levin	52,500	22,499	74,999
P. Sherrill Neff	52,500	22,499	74,999
Gary Ickowicz	52,500	22,495	74,995
Edward E. Cohen	−	−	−
Steven J. Kessler	378,000	99,997	477,997

(1)	Table excludes Mr. J. Cohen, an NEO, whose compensation is set forth in the Summary Compensation Table.
(2)
On March 8, 2011, Messrs. Beach, Hart, Levin and Neff, were each granted 3,020 shares based upon a price of $7.45, the closing price on that day.  On February 1, 2011, Mr. Ickowicz was granted 3,120 shares based upon a price of $7.21, the closing price on that day.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers. In the following discussion, we refer to our Chief Executive Officer, Chief Financial Officer and the other most highly-compensated executive officers whose compensation for fiscal 2011 exceeded $100,000 as our “Named Executive Officers” or “NEOs.”

Objectives of Our Compensation Program

We have no employees.  We are managed by our Manager pursuant to a management agreement, between our Manager and us.  All of our NEOs are employees of our Manager or one of its affiliates.  We have not paid, and do not intend to pay, any cash compensation to our NEOs although we reimburse the Manager for the wages, salary and benefits established and paid by the Manager to our Chairman and Chief Financial Officer.  However, our Compensation Committee may, from time to time, grant equity awards in the form of restricted stock, stock options or performance awards to our NEOs pursuant to our 2005 Stock Incentive Plan and/or the Amended and Restated 2007 Omnibus Equity Compensation Plan.  These awards are designed to align the interests of our NEOs with those of our stockholders, by allowing our NEOs to share in the creation of value for our stockholders through stock appreciation and dividends.  These equity awards are generally subject to time-based vesting requirements designed to promote the retention of management and to achieve strong performance for our company. These awards further provide us flexibility in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

Setting Executive Compensation

Our NEOs are employees of Resource America, which determines the base salary, cash incentive compensation and, for grants of Resource America equity securities, equity incentive compensation that is paid to our NEOs.  A portion of the base salary and cash incentive compensation paid to them is derived from the fees paid by us under the management agreement.  We do not control how such fees are allocated by Resource America to its employees.  We disclose the cash amounts paid by Resource America to our Chief Financial Officer (for which we reimburse Resource America), our only NEO who devotes his full business time to our affairs, in the Summary Compensation Table below.

When Resource America makes its determination of the amount of compensation it will award to one of our NEOs, including in particular the amount of Resource America securities that Resource America will grant as equity incentive compensation, Resource America also considers, but does not determine, the amount of our securities we propose to grant as equity incentive compensation to that NEO.  Similarly, in determining the amount of equity incentive compensation we grant to one of our NEOs, our compensation committee considers, but does not determine, the compensation that Resource America proposes to grant to that NEO, including Resource America’s grant of Resource America securities as equity incentive compensation.  Our respective compensation committees base their analyses and determinations upon recommendations submitted by Jonathan Z. Cohen, who is Chief Executive Officer of both companies, for all of our NEOs other than himself.  Resource America’s compensation committee determines the amount of compensation Resource America will award Mr. J. Cohen, while our compensation committee determines the amount of any Resource Capital equity incentive compensation we award to Mr. J. Cohen.  These analyses and determinations are not based upon any particular compensation matrix or formula, but instead are based upon qualitative evaluations by Mr. J. Cohen and the compensation committees.  Our compensation committee does not make recommendations to Resource America as to the amount of compensation Resource America grants to our NEOs, nor does Resource America’s compensation committee make recommendations to us regarding the amount of equity incentive compensation awarded by us to our NEOs.

Our compensation committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at www.resourcecapitalcorp.com.  Our compensation committee determines compensation amounts after the end of Resource America’s fiscal year and makes equity awards after our fiscal year end.  Awards made after our fiscal year end are reflected in our Summary Compensation Table but not our Grants of Plan-Based Awards table until our following fiscal year.  Our compensation committee has the discretion to issue equity awards at other times during our fiscal year.

Elements of Our Compensation Program

As described above, our NEOs do not receive cash compensation from us, although beginning in October 2009, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Financial Officer.  In addition, we began reimbursing Resource America for the wages, salary and benefits of our Chairman in February 2010.  However, our compensation committee may, from time to time, grant equity awards in the form of restricted stock, stock options or performance awards to our NEOs pursuant to our 2005 Stock Incentive Plan and/or the Amended and Restated 2007 Omnibus Equity Compensation Plan as follows:

Stock Options.  Stock options provide value to the executive only if our stock price increases after the grants are made.  Stock options typically vest 33.3% per year.

Restricted Stock.  Restricted stock units reward stockholder value creation slightly differently than stock options:  restricted stock units are impacted by all stock price changes, both increases and decreases.  Restricted stock units generally vest 33.3% per year and include a right to receive dividends on unvested shares.

Supplemental Incentive Arrangement with David Bloom.  In December 2007, Resource America entered into an agreement with David Bloom, our Senior Vice President – Real Estate Investments, which provides for awards to him of our restricted stock and Resource America restricted stock.  With respect to our restricted stock, Mr. Bloom was awarded 120,000 shares, 60,000 of which were subject to vesting over time and 60,000 of which were to vest based on the achievement of predetermined, objective performance goals over a multi-year performance period.  We paid dividends on unvested awards.  With respect to the shares that vested over time, 15% vested on June 30, 2008, 15% vested on June 30, 2009 and 70% vested on March 9, 2011.  Performance-based shares were to be earned on achievement of performance goals over the performance period beginning July 1, 2007 and ending June 30, 2010, with one-third of the shares potentially being earned at the end of each 12-month measurement period.  At the end of the measurement period, one-third of such shares had been earned and two-thirds of such shares had been forfeited.

How We Determined 2011 Compensation

As discussed above, our Compensation Committee believes that it is important for our NEOs, who are employees of our Manager, to remain significantly aligned to our shareholders.  Accordingly, we have traditionally made grants of restricted stock to such NEOs.

For 2010, such stock awards were more substantial than in the past and will vest in full three years after the dates of grant to enhance their retentive value.  For 2011, our Compensation Committee determined that based upon our performance, such stock awards should be more in keeping with years other than 2010 and, accordingly, approved the awards discussed below, which vest 33.33% per year over three years.  Among the factors considered by our Compensation Committee were our continued growth, distributions to our shareholders and our ability to raise and deploy capital.  Our Compensation Committee considered these stock awards in addition to considering the total compensation that Resource America proposed for our NEOs.

For Mr. Bryant, our Compensation Committee determined that no stock award would be granted for 2011, after considering the amount of previous stock awards, the increase in his base compensation and the awarding of a $200,000 cash bonus, which was the same cash bonus amount as for 2010.  Our Compensation Committee further determined that, in the aggregate, such compensation paid to Mr. Bryant for 2011 was reasonable and appropriate, taking into consideration his accomplishments, previous cash and stock awards and level of ownership of our stock.

Upon our CEO’s recommendation, other than for himself, our Compensation Committee approved the following awards for fiscal 2011:

●	Mr. J. Cohen was awarded 62,056 shares of restricted stock for fiscal 2011, as compared to 138,504 shares of restricted stock for fiscal 2010.

●	Mr. Blomstrom was awarded 17,452 shares of restricted stock for fiscal 2011, as compared to 82,987 shares of restricted stock for fiscal 2010.

●
Mr. Bloom was awarded 21,815 shares of restricted stock for fiscal 2011, as compared to 27,662 shares of restricted stock for fiscal 2010.  See “- Elements of Our Compensation Program-Supplemental Incentive Arrangements with David Bloom.”

●	Mr. Brotman was awarded 35,460 shares of restricted stock for fiscal 2011, as compared to 83,102 shares of restricted stock for fiscal 2010.

●
Mr. Bryant was awarded 0 shares of restricted stock for fiscal 2011, as compared to 27,662 shares of restricted stock for fiscal 2010.  Mr. Bryant was also awarded 0 shares of restricted Resource America stock for fiscal 2011, as compared to 3,654 shares of restricted Resource America stock for fiscal 2010.

Compensation Committee Report

The compensation committee has reviewed and discussed the forgoing Compensation Discussion and Analysis with management and, based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this filing.

This report has been provided by the compensation committee of the Board of Directors of Resource Capital Corp.

Walter T. Beach, Chairman
Murray S. Levin
P. Sherrill Neff

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth certain information concerning the compensation earned for fiscal 2011, 2010 and 2009 for our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	All Other Compen- sation ($) (3)	Total ($)
Jonathan Z. Cohen	2011	−	−	349,996	−	349,996
Chief Executive Officer,	2010	−	−	999,999	−	999,999
President and Director	2009	−	−	299,998	−	299,998

David J. Bryant	2011	275,000 (1)	200,000 (1)	−	−	475,000
Senior Vice President,	2010	240,000 (1)	200,000 (1)	199,996	24,993	664,990
Chief Financial Officer, Chief Accounting Officer and Treasurer	2009	240,000 (1)	140,000 (1)	99,996	24,996	504,992

Jeffrey D. Blomstrom	2011	−	−	100,000	−	100,000
Senior Vice President	2010	−	−	599,996	−	599,996
	2009	−	−	74,996	−	74,996

David E. Bloom	2011	−	−	125,000	−	125,000
Senior Vice President−	2010	−	−	199,996	10,000	209,996
Real Estate Investments	2009	−	−	99,996	35,000	134,996

Jeffrey F. Brotman	2011	−	−	199,994	−	199,994
Executive Vice President	2010	−	−	599,996	−	599,996
	2009	−	−	99,996	−	99,996

(1)
Mr. Bryant’s salary and bonus were paid by Resource America.  We began to reimburse Resource America for Mr. Bryant’s salary and bonus in October 2009.  Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.

(2)	Grant date fair value, valued in accordance with FASB Accounting Standards Codification Topic 718 as the closing price of our common stock on the grant date.
(3)
2010 and 2009 amounts for Mr. Bryant represent awards of Resource America restricted stock earned during 2010 and 2009, respectively, valued at the closing price of Resource America common stock on the dates of the grant in February 2010 and February 2009.  Amounts for Mr. Bloom represent dividend equivalent rights on restricted common stock granted, but not yet earned.  See “- Elements of Our Compensation Program-Supplemental Incentive Arrangements with David Bloom.”

Grants of Plan-Based Awards

During 2011, we made restricted stock awards to our NEOs.  There were no stock options granted to such officers during 2011.  The following table sets forth information with respect to each of these awards on a grant-by-grant basis.  Dividends are payable on these awards of our stock, which vest in full three years after the date of grant.  Dividends are payable on the Resource America restricted stock, which vests 25% per year over a four year period after issuance.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant date	All other stock awards: number of shares of stock (#)	Grant date fair value of stock awards ($) (1) (2)
Jonathan Cohen
Our restricted stock	01/26/11	138,504	999,999

David J. Bryant
Our restricted stock	02/08/11	27,662	199,996
Resource America restricted stock	02/07/11	3,654	24,993

Jeffrey D. Blomstrom
Our restricted stock	02/08/11	82,987	599,996

David E. Bloom
Our restricted stock	02/08/11	27,662	199,996

Jeffrey F. Brotman
Our restricted stock	01/26/11	83,102	599,996

(1)
Does not include shares of restricted stock granted in 2012 as compensation earned in fiscal 2011 as follows: Mr. J. Cohen – 62,056 shares; Mr. Blomstrom – 17,452 shares; Mr. Bloom – 21,815 shares; and Mr. Brotman – 35,460 shares.

(2)
Based on the closing price of our stock on the respective grant dates with the exception of Mr. Bryant’s Resource America stock grant, which was valued based on the closing price of Resource America’s stock on the respective grant date.

Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2011:

●	Restricted stock awards;

●	Stock options; and

●	Resource America restricted stock awards.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Jonathan Z. Cohen	100,000	−	15.00	03/07/15	177,040	993,194

David J. Bryant	10,000	−	15.00	03/07/15	40,507	227,244
	3,750	1,250 (2)	8.14	05/21/18	8,139 (3)	37,928 (4)

Jeffrey D. Blomstrom	10,000	−	15.00	03/07/15	92,621	519,604

David E. Bloom	100,000	−	15.00	03/07/15	40,507	227,244

Jeffrey F. Brotman	−	−	N/A	N/A	95,947	538,263

(1)	Based on the closing price of our common stock on December 30, 2011 of $5.61.
(2)	Represents options to purchase shares of Resource America common stock that vest 25% on each anniversary date through May 21, 2012.
(3)	Represents shares of Resource America common stock.
(4)	Based upon the closing price of Resource America’s common stock on December 30, 2011 of $4.66.
(5)
Includes shares of our restricted stock that vest in 2012, 2013 and 2014, respectively as follows: Mr. J. Cohen – 19,267 shares, 19,269 shares and 138,504 shares; Mr. Bryant – 6,422 shares, 6,423 shares and 27,662 shares; Mr. Blomstrom – 4,816 shares, 4,818 shares and 82,987 shares; Mr. Bloom – 6,422 shares, 6,423 shares and 27,662 shares; and Mr. Brotman – 6,422 shares, 6,423 shares and 83,102 shares.

Option Exercises and Stock Vested

The following table sets forth information regarding restricted stock awards that vested during 2011 for our NEOs.  There were no stock options exercised by such officers during 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jonathan Z. Cohen	19,267	135,832

David J. Bryant (our stock)	10,918	78,546
(Resource America stock)	1,615	10,570

Jeffrey D. Blomstrom	8,413	60,571

David E. Bloom	54,716	395,931

Jeffrey F. Brotman	6,422	45,275

(1)	Represents the per share market value of the respective common stock on the vesting dates multiplied by the number of shares vesting.

Equity Compensation Plan Information

The following table summarizes certain information about our 2005 Stock Incentive Plan and Amended and Restated 2007 Omnibus Equity Compensation Plan as of December 31, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:
Options	641,666	$ 14.45
Restricted stock	1,428,931	N/A
Total	2,070,597		3,476,226 (1)

(1)
We agreed to award certain personnel up to 336,000 shares of restricted stock upon the achievement of certain performance thresholds.  The shares, which have been reserved for future issuance under the plans, have not been deducted from the number of securities remaining available for future issuance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions

Relationship with Resource America and Certain of its Subsidiaries.  Resource America, entities affiliated with it and our executive officers and directors collectively beneficially own 5,354,103 shares of common stock, representing approximately 6.3% of our common stock on a fully-diluted basis.  Our executive officers are also officers of our Manager and/or of Resource America or its subsidiaries.

We have entered into a management agreement under which the Manager receives substantial fees.  For the year ended December 31, 2011, Resource Capital Manager, or the Manager, earned base management fees of approximately $7.0 million and incentive management fees of $1.7 million (including $430,000 paid in the form of 75,746 shares of our common stock).  We also reimburse the Manager and Resource America for expenses and employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform.  On October 16, 2009, and subsequently on March 16, 2012, we amended the Management Agreement to specify that the Manager must provide us with a Chief Financial Officer and several accounting professionals, each of whom will be exclusively dedicated to our operations, and a director of investor relations who will be 50% dedicated to our operations.  We bear all of the expense of the wages, salaries and benefits of our Chief Financial Officer, 50% of the salary and benefits of our director of investor relations, and the proportionate share of the wages, salaries and benefits of other accounting professionals dedicated to our operations.  In addition, in February 2010, we began reimbursing the Manager for the wages, salary, and benefits of our Chairman of the Board, who is exclusively dedicated to our operations.  For the year ended December 31, 2011, we paid the Manager $2.5 million.

On November 24, 2010, we entered into an Investment Management Agreement with Resource Capital Markets, Inc., or RCM, a wholly-owned subsidiary of Resource America.  The agreement provides that: (a) RCM may invest up to $13.0 million of our funds, with the investable amount being adjusted by portfolio gains and losses and collections, and offset by expenses, taxes and realized management fees, and (b) RCM can earn a management fee in any year that the net profits earned exceed a preferred return.  The management fee is 20% of the amount by which the net profits exceed the preferred return.  During the year ended December 31, 2011, RCM earned $1.9 million in management fees.  We have reinvested gains from its activity and hold $38.7 million in fair market value of trading securities as of December 31, 2011.  In addition, we and RCM have established an escrow account that allocates the net profit or net losses of the portfolio on a yearly basis based on the net asset value of the account.  During the year ended December 31, 2011, RCM earned $444,000 as its share of the net profits as defined in the Investment Management Agreement.

At December 31, 2011, we were indebted to the Manager for base management fees of $625,000 and incentive management fees to a subsidiary of the Manager under our investment management agreement of $1.9 million and expense reimbursements of $272,000.

Relationship with LEAF Financial.  On January 4, 2011, our wholly-owned subsidiary, Resource TRS, made a preferred investment in LCC, a newly-formed equipment financing subsidiary of LEAF Financial.  Resource TRS contributed initial capital of approximately $26.2 million to LCC in the form of approximately $5.2 million in cash, and all of its interest in LEAF Receivables Funding 3, a wholly-owned subsidiary of Resource TRS, which held a portfolio of equipment, equipment leases and notes.  As part of the transaction, LEAF Financial contributed its assets relating to its equipment lease and note origination, servicing and finance business to LCC.  Also, senior management personnel of LEAF Financial contributed capital to LCC in the form of all of the shares of common stock they owned in LEAF Financial in exchange for 10% of the shares of LCC common stock on a fully-diluted basis.  The foregoing capital investments in LCC were made pursuant to a Transfer and Contribution Agreement, or TCA, among the registrant, LEAF Financial, LCC, Resource TRS and the Management Parties.

Pursuant to the TCA, in return for Resource TRS’s capital investments, LCC issued to Resource TRS 2,626,783 shares of LCC Series A preferred stock and warrants to purchase 4,800 shares of LCC common stock for an exercise price of $0.01 per share.  The shares receivable upon exercise of the warrants represent 48% of LCC’s common stock on a fully-diluted basis.  The investment is classified as securities available-for-sale on our consolidated balance sheet.

As set forth in the TCA, on January 4, 2011, Resource TRS also delivered to LCC a Share Purchase Agreement under which LCC was permitted to require Resource TRS to purchase up to an additional $10.0 million of Series A preferred stock, of which all $10.0 million was purchased during the second quarter of 2011.

On July 20, 2011, we provided a $10.0 million loan to LCC, of which the total amount was funded as of November 4, 2011.  The loan matures on January 20, 2013 and bears interest at a fixed rate of 8.0% per annum on the unpaid principal balance, payable quarterly.  In the event of default, interest will accrue and be payable at a rate of 5.0% in excess of the fixed rate.  The loan is secured by all the assets of LEAF Capital Funding, LCC and LEAF Financial’s interest in LEAF Receivables Funding 3.  On November 16, 2011, LLC used $8.5 million of the $11.2 million they received from a stock purchase agreement transaction to repay $8.4 million in principal plus all outstanding accrued interest on the loan, representing approximately 85% of the outstanding indebtedness owed to us.  Both parties agreed that the loan was considered paid in full as of December 31, 2011.  Accordingly, we recorded a charge to Additional Paid-In Capital to eliminate the remaining debt of $1.6 million.

On November 16, 2011, we, together with LEAF Financial and LCC, subsidiaries of Resource America, entered into a stock purchase agreement and related agreements, which we refer to collectively as the SPA, with Eos Partners, L.P., or Eos, a private investment firm, and its affiliates.  In exchange for our prior interest in LCC, we received 31,341 shares of Series A Preferred Stock, 4,872 shares of newly issued 8% Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) and 2,364 shares of newly issued Series D Redeemable Preferred Stock (the “Series D Preferred Stock”), collectively representing, on a fully-diluted basis, a 26.7% interest in LCC.  Our investment in LEAF was valued at $36.3 million based on a third-party valuation.  Accordingly, we recorded a loss of $2.2 million in conjunction with the transaction.

In accordance with the SPA, we and Resource America have undertaken a contingent obligation with respect to the value of the equity on the balance sheet of LEAF Receivables Funding 3.  To the extent that the value of the equity on the balance sheet of LEAF Receivables Funding 3 is less than approximately $18.7 million (the value of the equity of LEAF Receivables Funding 3 on the date it was contributed to LCC), as of the final testing date within 90 days of December 31, 2013, we and Resource America have agreed to be jointly and severally obligated to contribute cash to LCC to make up the deficit.  We do not believe it is probable or estimable that we will be required to fund LCC in accordance with the SPA.

On March 5, 2010, we entered into agreements with Lease Equity Appreciation Fund II, L.P., or LEAF II, pursuant to which we provided an $8.0 million credit facility to LEAF II, of which all $8.0 million has been funded.  The credit facility had a one year term at 12% per year, payable quarterly, and was secured by all the assets of LEAF II Receivables Funding, LLC, including its entire ownership interest in LEAF II.  We received a 1% origination fee in connection with the establishment of the facility.  The facility originally matured on March 3, 2011 and was extended until September 3, 2011 with a 1% extension fee paid on the outstanding loan balance.  On June 3, 2011, we entered into an amendment to extend the maturity to February 15, 2012 and decrease the interest rate from 12% to 10% per annum resulting in a troubled-debt restructuring under current accounting guidance.  On February 15, 2012, the note was further amended to extend the maturity to February 15, 2013 with a 1% extension fee accrued and added to the amount outstanding.  The loan amount outstanding at December 31, 2011 was $7.8 million.

Relationship with Apidos Capital Management.  On February 24, 2011, one of our subsidiaries purchased 100% of the ownership interests in Churchill Pacific Asset Management LLC, or CPAM, from Churchill Financial Holdings LLC for $22.5 million.  Through CPAM, we are entitled to collect senior, subordinated and incentive fees related to five CLO issuers totaling approximately $1.9 billion in assets managed by CPAM.  CPAM is assisted by Apidos Capital Management in managing the five CLOs.  CPAM subsequently changed its name to Resource Capital Asset Management.  Apidos Capital Management is entitled to 10% of all subordinated fees and 50% of the incentive fees received by Resource Capital Asset Management.  For the period from acquisition through December 31, 2011, Apidos Capital Management was paid $1.0 million from subordinated fees received.

Relationship with Resource Real Estate.  On August 1, 2011, our subsidiary, RCC Real Estate, entered into an agreement to purchase Whispertree Apartments, a multi-family apartment building, for $18.1 million.  Resource Real Estate Management, LLC, or RREM, a subsidiary of Resource America, was appointed as asset manager.  RREM performs lease review and approval, debt service collection, loan workout, foreclosure, disposition and/or entitlements and permitting, as applicable.  RREM is also responsible for engaging third parties to perform day-to-day property management, property leasing, rent collection, maintenance, and capital improvements.  RREM is entitled to a monthly asset management fee equal to the greater of 4.0% of the gross receipts generated from the property or $12,600.  As of December 31, 2011, we had paid RREM fees of $63,000.

On June 21, 2011, we entered into a joint venture with an unaffiliated third-party to form SLH Partners, L.P. to purchase a defaulted promissory note secured by a mortgage on a multi-family apartment building.  We purchased a 10% equity interest in the venture and also loaned SLH Partners $7.0 million to finance the project secured by the first mortgage lien on the property. We received a commitment fee equal to 1.0% of the loan amount at the commencement of the loan.  The loan matures on September 21, 2012 and bears interest at a fixed rate of 10.0% per annum on the unpaid principal balance, payable monthly.  In the event of default, interest will accrue and be payable at a rate of 5.0% in excess of the fixed rate.  RREM was appointed as asset manager of the venture.  RREM performs lease review and approval, debt service collection, loan workout, foreclosure, disposition and/or entitlements and permitting, as applicable.  RREM is also responsible for engaging third parties to perform day-to-day property management, property leasing, rent collection, maintenance, and capital improvements.  RREM receives an annual asset management fee equal to 2.0% of the gross receipts generated from the property.

On January 15, 2010, we loaned $2.0 million to Resource Capital Partners, Inc., or RCP, a wholly-owned subsidiary of Resource America, so that it could acquire a 5.0% limited partnership interest in Resource Real Estate Opportunity Fund, L.P., or RRE Opportunity Fund.  RCP is the general partner of the RRE Opportunity Fund.  The loan is secured by RCP’s partnership interest in the RRE Opportunity Fund.  The promissory note bears interest at a fixed rate of 8.0% per annum on the unpaid principal balance.  In the event of default, interest will accrue and be payable at a rate of 5.0% in excess of the fixed rate.  Interest is payable quarterly.  Mandatory principal payments must also be made to the extent distributable cash or other proceeds from the partnership represent a return of RCP’s capital.  The loan matures on January 14, 2015, and RCP has options to extend the loan for two additional 12-month periods.  Principal payments of $262,000 were made during the year ended December 31, 2011.  The loan balance was $1.7 million at December 31, 2011.

Relationship with The Bancorp.  The Bancorp, Inc. (Nasdaq: TBBK), or TBBK, is a bank holding company that was organized in 2000 with Resource America’s participation.  Mr. Daniel G. Cohen, or Mr. D. Cohen, is the chairman of the board and Mrs. Betsy Z. Cohen, or Mrs. B. Cohen, is the Chief Executive Officer of TBBK and its subsidiary bank.  Mrs. B. Cohen is the wife of Mr. E. Cohen, and Mr. E. Cohen and Mrs. B. Cohen are the parents of Messrs. J. Cohen and D. Cohen.  On March 14, 2011, we paid TBBK a loan commitment fee in the amount of $31,500 in connection with Bancorp’s commitment to establish a certain credit facility for our benefit.  On July 7, 2011, we and RCC Real Estate entered into a $10.0 million revolving credit facility with TBBK.  The facility will provide bridge financing for up to five business days which will enable us and RCC Real Estate to fund real estate loans to third parties prior to their sale to the our CRE CDOs.  The facility is evidenced by a Revolving Judgment Note and Security Agreement by and among the borrowers and TBBK entered into July 7, 2011.  The facility is secured by a pledge of $32.9 million of the Class A-1 notes of RREF CDO 2006-1 that are owned by RCC Real Estate.  The note becomes due and payable on September 30, 2012.

Policies and Procedures Regarding Related Transactions

Under our Management Agreement with the Manager and Resource America, we have established policies regarding the offer of potential investments to us, our acquisition of those investments and the allocation of those investments among other programs managed by the Manager or Resource America.  We have also established policies regarding investing in investment opportunities in which the Manager or Resource America has an interest and regarding investing in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America.

The Manager and Resource America must offer us the right to consider all investments they identify that are within the parameters of our investment strategies and policies.  If the Manager and Resource America identify an investment that is appropriate both for us and for one or more other investment programs managed by them, but the amount available is less than the amount sought by all of their investment programs, they will allocate the investment among us and such other investment programs in proportion to the relative amounts of the investment sought by each.  If the portion of the investment allocable to a particular investment program would be too small for it to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints (such as REIT qualification or exclusion from regulation under the Investment Company Act) or otherwise, that portion will be reallocated among the other investment programs.  Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

To equitably allocate investments that the Manager or Resource America has acquired at varying prices, the Manager and Resource America will allocate the investment so that each investment program will pay approximately the same average price.

The Manager and Resource America may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

The Manager has also instituted policies designed to mitigate potential conflicts of interest between it and us, including:

●
We will not be permitted to invest in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf.  The Manager and Resource America will not receive duplicate management fees from any such investment fund or CDO to the extent we invest in it.

●
We will not be permitted to purchase investments from, or sell investments to, the Manager or Resource America, except that we may purchase investments that have been originated by the Manager or Resource America within 60 days before our investment.

●	Any transactions between entities managed by the Manager or Resource America and us must be approved by a majority of our independent directors.

Except as described above or provided for in our management agreement with the Manager and Resource America, we have not adopted a policy that expressly prohibits transactions between us or any of our directors, officers, employees, security-holders or affiliates.  However, our code of business conduct and ethics prohibits any transaction that involves an actual or potential conflict except for transactions permitted under guidelines which may be adopted by our Board of Directors.  No such guidelines have been adopted as of the date of this report.  In addition, our Board of Directors may approve a waiver of the code of ethics and business conduct for a specific transaction, which must be reported to our stockholders to the extent required by applicable law or NYSE rule.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012.  Although approval is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee anticipates engaging Grant Thornton to review our financial statements for fiscal 2012.  If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.  Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

We expect that representatives of Grant Thornton will be present at the annual meeting.  These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Audit Fees.  The aggregate fees billed by our independent auditors, Grant Thornton, for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2011 and 2010 (including a review of internal controls for 2011 and 2010 as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q during each of the years then ended were $698,000 and $499,000, respectively.

The aggregate fees billed by Grant Thornton for audit services in connection with the filing of our registration statements with the Securities and Exchange Commission were approximately $0 and $79,000 for the years ended December 31, 2011 and 2010, respectively.

Audit-Related Fees.  We did not incur fees for audit-related services, including consulting on accounting issues, for the years ended December 31, 2011 and 2010, respectively.

Tax Fees.  There were $44,000 and $28,000 fees paid to Grant Thornton for professional services related to tax compliance, tax advice or tax planning for the years ended December 31, 2011 and 2010.

All Other Fees.  We did not incur fees in 2011 and 2010 for other services not included above.

Audit Committee Pre-Approval Policies and Procedures.  The Audit Committee will, on at least an annual basis, review audit and non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All services and fees were pre-approved during the year-ended December 31, 2011.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholders who desire to include proposals or director nominations in our 2013 proxy statement must submit such proposals or nominations to our Secretary no later than January 19, 2013.  Such items must comply with the eligibility standards promulgated by the SEC.

Also, under our Bylaws, any stockholder who wishes to nominate candidates for election as directors or present a proposal at our 2013 annual meeting of stockholders must deliver written notice to our Secretary no earlier than December 20, 2012 and no later than January 19, 2013.  The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from the Secretary.

        By order of the Board of Directors,
        Michael S. Yecies, Secretary
        April 18, 2012

RESOURCE CAPITAL CORP.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RESOURCE CAPITAL CORP.

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource Capital Corp. held of record by the undersigned on April 16, 2012, at the Annual Meeting of Stockholders of Resource Capital Corp. to be held on Thursday, June 7, 2012 and at any and all adjournments thereof as follows:

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCE CAPITAL CORP.

June 7, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and our 2011 Annual Report
are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â	Please detach along perforated line and mail in the envelope provided	â

20830000000000001000 3	060712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:		2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.	For ☐	Against ☐	Abstain ☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Walter T. Beach ¡ Edward E. Cohen ¡ Jonathan Z. Cohen ¡ William B. Hart ¡ Gary Ickowicz ¡ Steven J. Kessler ¡ Murray S. Levin ¡ P. Sherrill Neff	In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

    This proxy, when properly executed, will be voted in the manner specified above by the named proxies.  If no direction is made, this proxy will  be voted FOR all nominees listed and FOR the ratification of Grant Thornton LLP for the fiscal year ending December 31, 2012.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you which to withhold as shown here: ●		PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method
	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

  Note: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give
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